Exhibit 10.2

AGREEMENT dated as of November 6, 1987 by and between Northeast Landfill Power Co., a Massachusetts corporation (“Seller”), and New England Power Company, (“NEP”), a Massachusetts corporation.

ARTICLE I.       BASIC UNDERSTANDINGS

Seller intends to construct, operate and maintain three landfill gas-fired electric generation projects at landfills located in Worcester, MA, and Johnston, Rhode Island (RI) (collectively, the “Facilities” and singularly the “Facility”).  The total projected capacity of the Facilities is approximately twelve thousand kilowatts (12,000 KW).

Subject to the following terms and conditions, Seller agrees to sell and deliver, and NEP agrees to purchase and receive, the entire NEP Entitlement, as defined below, in each of the Facilities.

ARTICLE II.      DEFINITIONS

Whenever used in this Agreement, the following terms shall have the following meanings:

“Affiliate of NEP” shall mean any company that is a subsidiary of the New England Electric System.

“Commencement Date of Operation” shall mean 12:01 a.m. on the first day of the month following the date Seller designates, in writing, as the initial date of commercial operation of the Facilities, which shall not precede the latter to occur of (i) completion of successful acceptance testing of the Johnston Facility for purposes of financing and project operation or (ii) the initial date on which Seller generates at least five megawatts (5 MW) of electricity at the Johnston Facility continuously for a period of eight (8) consecutive hours.

“Good Utility Practice(s)” shall mean the practices, methods and acts (including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry) that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time a decision was made, would have been expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition. With respect to each of the Facilities, Good Utility Practice(s) include but are not limited to taking reasonable steps to ensure that:

(l)	adequate materials, resources and supplies, including landfill gas, are available to meet the Facility’s needs;

(2)
sufficient operating personnel are available and are adequately experienced and trained and licensed as necessary to operate the Facility properly and efficiently and are capable of responding to emergency conditions relating to the operation of the Facility whether caused by events on or off the site of the Facility;

(3)
preventative, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation of the Facility, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment and tools;

(4)
appropriate monitoring and testing is done to ensure equipment at the Facility is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions; and

(5)
equipment is not operated at the Facility in a reckless manner, or in a manner unsafe to workers, the general public or the environment or without regard to defined limitations such as rate of refuse decomposition and gas production, air intrusion, safety inspection requirements, operating voltage, current, frequency, rotational speed, polarity, synchronization, and control system limits.

“NEP Entitlement” shall mean one hundred percent (100%) of the Net Capability and Net Electric Output of each of the Facilities unless Seller exercises its option to contract with another utility for the sale of a percentage of the Net Capability and the Net Electric Output of the Facilities under Article IV, below. If Seller exercises such option “NEP Entitlement” shall mean the percentage of the Facilities’ Net Capability and Net Electric Output not contracted for sale to another utility.

“NEP’s System” shall mean the electrical system of NEP and/or the electrical system of any Affiliate of NEP.

“NEPEX” shall mean the New England Power Exchange.

“NEPOOL” shall mean the New England Power Pool.

“NEPOOL Agreement” shall mean the New England Power Pool Agreement dated as of September 1, 1971, as amended.

“Net Capability” shall mean, with respect to each of the Facilities, the maximum dependable load-carrying ability of the Facility, exclusive of capacity required for the Facility’s use, expressed in kilowatts, as determined by tests conducted in accordance with the NEPOOL Agreement, including appropriate NEPOOL Criteria, Rules and Standards and Operating Procedures.

“Net Electric Output” shall mean, with respect to each of the Facilities, the total amount of electricity generated by the Facility less kilowatthours consumed for the Facility’s use.

“Off-Peak Periods” shall mean all hours not falling within On-Peak Periods.

“On-Peak Periods” shall mean all hours from 7:00 a.m. to 11:00 p.m. Monday through Friday, excluding legal holidays designated in writing by NEP. At Seller’s request, NEP shall provide to Seller a list of designated legal holidays prior to the beginning of each calendar year.

“Prime Rate” shall mean the prime (or comparable) rate announced from time to time as its prime rate by the Bank of Boston, which rate may differ from the rate offered to its most substantial and creditworthy customers.

“Rate X” shall mean NEP’s short term avoided energy cost calculated by NEP in accordance with the methodology described in Appendix A, attached hereto and incorporated herein by reference, such calculation to be provided to Seller on a timely basis for review.

ARTICLE III.       TERM

It shall be a condition precedent to the effectiveness of this Agreement that (i) the requirements of 220 C.M.R. 8.01 et. seq., for the effectiveness of the Agreement have been fulfilled without a finding by the Massachusetts Department of Public Utilities (“DPU”) that this Agreement, or any one or more of its provisions is contrary to the public interest, or (ii) a court or governmental authority of requisite jurisdiction has determined that the DPU lacks jurisdiction over NEP’s purchase of the NEP Entitlement.

The term of this Agreement shall extend for a period ending thirty (30) years after the Commencement Date of Operation; provided, however, that this Agreement shall terminate on the twentieth (20th) anniversary of the Commencement Date of Operation if NEP gives Seller not less than one-hundred and eighty (180) days prior written notice of such termination unless Seller agrees prior to such twentieth (20th) anniversary to amend article VI B, below, to provide that the price to be paid by NEP subsequent to such twentieth (20th) anniversary for monthly quantities of electricity delivered hereunder shall be a price per kilowatthour equal to Rate X.

Notwithstanding the preceding paragraph, if (a) Seller has not secured exclusive rights, for a term at least equal to the term of this Agreement, to purchase the landfill gas produced at each of the currently permitted landfill sites on which the Facilities will be located within ninety (90) days of the effective date of this Agreement, (b) construction of the initial gas collection system for the Johnston Facility has not been substantially completed within one (1) year of the effective date of this Agreement, or (c) the Commencement Date of Operation has not occurred prior to December 31, 1989, NEP may thereafter terminate this Agreement by providing Seller thirty (30) days’ written notice within 60 days of (a), (b), or (c), above, as appropriate.

NEP shall have the option to purchase the Net Capability and the Net Electric Output of each or any of the Facilities following expiration or termination of this Agreement, other than for breach by NEP, upon substantially the same terms and purchase price as that offered by Seller to any third party, which option shall be held open for forty-five (45) days after Seller’s presentation of the terms of such offer to NEP.  NEP’s option to purchase such Net Capability and Net Electric Output of each or any of the Facilities shall survive expiration or termination of this Agreement and shall terminate only upon agreement by a third party to purchase such Net Capability and Net Electric Output upon substantially the same terms and purchase price most recently offered to NEP, but not accepted by NEP, within forty-five (45) days of Seller’s presentation of such offer to NEP. For purposes of this paragraph, a purchase price that is substantially the same as that offered to any third party shall equal the purchase price offered to any such third party reduced by all costs that would be incurred by Seller and/or such third party in connection with the transmission of the particular Facility’s Net Electric Output from the Facility to such third party.

ARTICLE IV.       OPTIONAL CONTRACT SALE

Seller shall have the option, exercisable on or before January 1, 1988, to contract with another utility for the sale of up to fifty percent (50%) of the Net Capability and the Net Electric Output of the Facilities for a term commencing with the Commencement Date of operation and extending for an uninterrupted period not to exceed twenty (20) years, provided that the percentage of the Net Capability and Net Electric Output so sold (the “Contract Percentage”) is fixed throughout such term (any such contract shall be hereinafter referred to as the “Optional Contract.”)

If Seller exercises such option, then NEP shall have the right, exercisable by written notice given to Seller not less than ninety (90) days prior to the expiration of the term of the Optional Contract, to elect to purchase the Contract Percentage from Seller under the terms and conditions of this Agreement from the Optional Contract’s expiration date through the expiration date of this Agreement but at a price per kilowatthour delivered equal to the average of (i) the price calculated in accordance with Article VI B (the “Contract Price”) and (ii) Rate X as determined from time to time.

If NEP does not so elect, then Seller shall have the right, exercisable by written notice given to NEP not less than sixty (60) days prior to the expiration of the term of the Optional Contract, to elect to sell the Contract Percentage to NEP (and if Seller so elects, NEP shall purchase and receive the Contract percentage) under the terms and conditions of this Agreement from the Optional Contract’s expiration date through the expiration date of this Agreement but at a price per kilowatthour delivered equal to the lesser of Rate X or the Contract Price, both as determined from time to time. If Seller does not so elect, Seller shall have the right to sell the Contract Percentage to another electric utility.

ARTICLE V.         TERMS OF SALE

Seller agrees that the Facilities shall be designed, constructed, operated and maintained such that they reasonably may be expected (i) to have a monthly average Net Electric Output not exceeding twelve thousand kilowatts (12,000 KW) per hour and (ii) to produce collectively a constant Net Electric Output for a period of not less than thirty (30) years. During the design and construction of the Facilities, Seller shall provide NEP with such information as NEP may request to determine whether the Facilities are being so designed and constructed.

Seller shall choose an architect/engineer firm (“AE Firm”) for the design, or for the review of the design if such design is provided by Sellers vendor(s), of each of the Facilities, which selection shall be subject to approval by NEP.  NEP hereby approves the selection of Hayden-Wegman as the AE Firm, and NEP shall not unreasonably withhold approval of any other AE Firm selected by seller. If NEP fails to approve or disapprove Seller AE Firm selection within thirty (30) days of a presentation by the proposed AE Firm to NEP of its design capabilities, NEP shall be deemed to have approved the selection for all purposes of this Agreement. NEP and Seller shall mutually choose a qualified independent engineering firm (“I.E. Firm”) to evaluate the design of each of the Facilities at Seller’s expense. The scope of the I.E. Firm’s design evaluation shall be subject to Seller’s review and NEP’s review and approval. The I.E. Firm’s design evaluation of each Facility shall be provided to NEP in writing prior to commencement of the construction of the Facility. Unless NEP and Seller agree otherwise in writing, Seller shall cause the AE Firm to make all changes in the Facility’s design that the I.E. Firm determines are necessary to meet the requirements of the preceding paragraph and Good Utility Practice. Seller shall cause each of the Facilities to be constructed in accordance with the resulting design. Seller shall insure that all equipment used in each of the Facilities shall be new and unused, good quality utility grade, suitable for the intended service and shall meet the requirements of applicable codes and standards.

Prior to the later to occur of the Commencement Date of Operation or January 1, 1989, Seller shall sell and deliver and NEP shall purchase and receive the NEP Entitlement in each of the Facilities when and if available at the price specified in ARTICLE VI A, below. Thereafter, Seller shall sell and deliver, and NEP shall purchase and receive, the NEP Entitlement in each of the Facilities at the price specified in ARTICLE VI B, below. NEP agrees to accept delivery of the NEP Entitlement in each of the Facilities. NEP shall not, however, be liable for any damages arising from its inability to accept delivery of any electricity that each or any of the Facilities are otherwise capable of generating if NEP uses all reasonable efforts to promptly restore such ability. Seller shall install and maintain in a safe manner, and in accordance with Good Utility Practice and applicable regulations, all of its equipment and facilities connected to NEP’s System. If at any time the operation of each or any of the Facilities endanger the safety of NEP’s personnel, or interferes with the safe and reliable operation of NEP’s System, NEP may discontinue purchases from Seller and disconnect from such Facility until such condition has been corrected. Unless an emergency exists, or the risk of one is imminent, NEP shall give Seller reasonable notice of its intention to disconnect from each or any of the Facilities and to discontinue purchases from Seller, and where practical, allow suitable time for Seller to remove the interfering condition. NEP shall reasonably cooperate with Seller in Seller’s efforts to remove such interfering condition. Any costs incurred by NEP in so cooperating shall be at Seller’s expense. NEP’s judgments with regard to discontinuance of purchases or disconnection of each or any of the Facilities under this paragraph shall be made in accordance with Good Utility Practice.

Seller shall cause, at Seller’s expense, the AE Firm, equipment vendor or such other party as may be chosen by Seller and approved by NEP which approval will not be unreasonably withheld, to prepare a plan and schedule for annual ongoing maintenance and spare parts inventory as well as a plan for less frequent major overhaul work on each of the Facilities’ generators, gas collection systems, and auxiliary equipment. Such plan shall be subject to NEP’s approval, which shall not be unreasonably withheld and shall conform to the recommendations of the equipment vendors and the AE Firm. Seller shall provide such plan to NEP prior to the Commencement Date of Operation. Subject to the following paragraph, Seller shall perform maintenance of each of the Facilities in accordance with such plan.

Seller shall cause, at Seller’s expense, an independent engineering firm (“I.E. O&M”) selected by Seller and approved by NEP (which approval shall not be unreasonably withheld) to conduct a review of each of the Facilities’ operation and maintenance practices after the second and before the third anniversary of the Commencement Date of Operation, and, unless the parties otherwise agree, every five years thereafter.  In addition, such a review shall be conducted at NEP’s written request in any year following a two calendar year period in which, for each of the two calendar years, the Net Electric Output of the Johnston Facility is less than ninety percent (90%) of the Johnston “KWHr Production (1000 KWH)” set forth in Appendix B, attached hereto and incorporated herein by reference. Seller shall cause the I. E. O&M to issue a written report describing the extent to which the maintenance plan and schedule described in the preceding paragraph is being followed, a description of and a statement of the reasons for any justified departure from such schedule or plan, a description of any deficiencies in the Facility’s operation and maintenance practices, and its recommendations, if any, for improving future operation and maintenance practices. Seller shall implement any recommendations made by the I.E. O&M that the I.E. O&M determines are necessary to meet Good Utility Practice unless Seller and NEP mutually agree otherwise. Seller shall keep and make available adequate maintenance logs for use by the I. E. O&M and/or NEP for the purpose of this review.

Seller agrees to operate the Facilities in parallel with NEP System and to deliver the NEP Entitlement in each of the Facilities to NEP at the delivery points and voltage levels specified in ARTICLE VIII, below. Unless otherwise requested by NEP, Seller shall operate each of the Facilities at a unity power factor or in an over excited condition at the point of delivery to NEP, subject to the response tine of control equipment to transient conditions on NEP System. If Seller fails to operate each or any of the Facilities at a unity power factor or in an over excited condition, NEP may install, at Seller’s expense, capacitors or other electric equipment necessary to ensure that such Facility can be so operated. NEP shall have the right on a short—term emergency basis to request that Seller operate each or any of the Facilities at any excitation level within the range of the particular Facility’s capability as determined from the equipment manufacturer’s recommendations. Seller agrees to use all reasonable efforts to comply with any such request from NEP.

At NEP’s sole option, NEP shall have the right to claim credit for (i) all or a portion of each or any emission to the air from each or any of the Facilities and the associated equivalent Btu heat input or (ii) the equivalent Btu heat input to each or any of the Facilities, that can be associated, per statutes, laws, regulations, ordinances, government standards and/or government regulations, with generation at the particular Facility. If NEP exercises such option, NEP shall reimburse Seller for all incremental expenses incurred by Seller and associated with such credits, beyond those required for the particular Facility to meet applicable environmental regulations. In no case shall NEP claim a credit at any time if it would cause the Facility to be in violation of the Facility’s applicable all quality emissions limit or any other applicable laws or regulations and NEP shall have no liability in the event the Facility fails to meet applicable environmental regulations.

If the Federal Energy Regulatory Commission (FERC) determines that each or any of the Facilities is not a Qualifying Facility pursuant to 18 C.F.R. Part 292, or each or any of the Facilities otherwise becomes subject to Section 205 of the Federal Power Act or any similar federal requirement, Seller shall file, within sixty (60) days of such event, a rate with FERC requiring payments for electricity generated by such Facility(ies) and sold by Seller to NEP to be based on Seller’s reasonable costs of generating electricity but in no event at a rate higher than the applicable rates specified in Article VI hereof, effective as of the date of such event.

During the term of this Agreement, Seller agrees that Seller shall not permit landfill gas purchased by it at each or any of the landfills on which the Facilities are located, or waste heat and/or steam generated by each or any of the Facilities, to be sold or used for any purpose other than generating electricity, unless required by regulatory f authorities, without NEP prior written approval which approval shall be granted if Seller demonstrates to NEP’s satisfaction that such sale or use would not adversely affect the present or future level of electricity production at the particular Facility over the remaining tern of this Agreement.

Seller agrees that during the term -of this Agreement it will not sell or otherwise dispose of its interest in each or any of the Facilities without first obtaining NEP’s written consent, which consent shall not be unreasonably withheld.

Commencing as of the Commencement Date of Operation, Seller shall:

(1)           Operate the electric generating unit(s) at each of the Facilities to the maximum extent feasible consistent with Good Utility Practice; Sell shall provide NEP with such information at NEP may reasonably request to determine whether each of the Facilities is being so operated and maintained.

(2)           Operate and maintain each of the Facilities in accordance with Good Utility Practice; Seller shall provide NEP with such information as NEP may reasonably request to determine whether the Facilities are being so operated and maintained.

(3)           Provide NEP prior to the first day of January of each year, or at NEP’s reasonable request, an estimate of the amount of electricity to be generated at each of the Facilities for each of the following twelve (12) months beginning January 1, or the first day of the month following NEP’s request;

(4)           Provide NEP, or its designee, prior to the first day of each month, a schedule of the anticipated generation of electricity at each of the Facilities for such month;

(5)           At NEP’s request, provide NEP, or its designee, prior to 9:00 a.m. of each day, a schedule of the anticipated generation of electricity at each of the Facilities for the next day;

(6)           Use all reasonable efforts to maximize delivery of electricity from each of the Facilities during On-Peak Periods;

(7)           Conduct scheduled maintenance of each of the Facilities during reasonable periods designated by NEP.  NEP shall designate such periods for each calendar year in writing during the preceding December, but not less than ninety (90) days prior to the beginning of a period so designated;

(8)           Cooperate with NEP in the arrangement and conduct of any tests required under the NEPOOL Agreement to determine the Net Capability of each of the Facilities and in operating each of the Facilities in conformity with any applicable requirements of NEPEX and/or its satellite dispatching center, including providing such operating and/or design information to NEP or its designee as NEP may request; and

(9)           Provide NEP such supporting information related to billing as NEP may reasonably request.

The estimates and schedules provided by Seller under Clauses (3), (4) and (5), above, shall be prepared in good faith, based on landfill gas availability and other conditions anticipated at the time such estimates and schedules are made, but shall not be binding on Seller.  Seller shall, however, promptly inform NEP whenever it appears that actual generation at each or any of the facilities will vary more than ten percent (10%) from the most recent estimates or schedules provided under Clause (3), (4), or (5), above.

The parties recognize that emergencies, accidents, other unusual conditions and events of force majeure as defined in Article XIV, may necessitate a departure from scheduled generation. Seller, however, agrees to use all reasonable efforts to promptly resume scheduled generation.

ARTICLE VI.       PRICE AND BILLING

A.           Prior to July 1, 1988, NEP shall pay Seller monthly for quantities of electricity delivered for sale to NEP hereunder, as determined in accordance with ARTICLE VIII, a price in cents per kilowatthour equal to ninety percent (90%) of Rate X. Commencing on July 1, 1988, and extending until the later to occur of January 1, 1989 or the Commencement Date of Operation, NEP shall pay Seller monthly for quantities of such electricity, a price in cents per kilowatthour equal to four and eight-tenths cents ($.048) per kilowatthour delivered during On-Peak Periods and two and eight-tenth cents ($.028) per kilowatthour delivered during Off-Peak Periods.

B.           Commencing on the later to occur of January 1, 1989 or the Commencement Date of Operation, NEP shall pay Seller monthly for quantities of electricity delivered for sale to NEP hereunder, as determined in accordance with ARTICLE VIII, a price in cents per kilowatthour calculated in accordance with the following formula:

P =           [Q + (R x S)] x U
                       T

Where “P” is the total price in cents per kilowatthour;

“Q” is three and one-half cents (3.5¢) per kilowatthour for electricity delivered during On-Peak Periods and one and one-half cents (1.5¢) per kilowatthour for electricity delivered during Off-Peak Periods, respectively.  NEP may, at its option, upon thirty (30) days written notice to Seller, increase or decrease “Q” for On-Peak Periods and increase or decrease “Q” for Off-Peak Periods; provided, however, that the average value of “Q” for On-Peak Periods and Off—Peak Periods, weighted by the number of hours in the On-Peak and Oft-Peak Periods, shall equal the average value of “Q” for On-Peak Periods and Off-Peak Periods, weighted by the number of hours in the On-Peak and Off-Peak Periods, prior to such revision;

“R is three cents (3¢) per kilowatthour;

“S” is 1.00 through December 31, 1989 and in each calendar year thereafter “S” is the Consumer Price Index for Urban Wage Earners and Clerical Workers, unadjusted for seasonal variations, all items indexed for Boston, Massachusetts, as published in the Bureau of Labor Statistics’ CPI Detailed Report (the “CPI Index”) for November of the preceding Calendar Year; provided, however, that if a CPI Index is not published for November, “S” shall be the CPI Index for the first preceding month for which a CPI Index is published;

“T” is 1.00 through December 31, 1989 and in each calendar year thereafter “T” is the CPI Index for November of 1988; provided, however, that if a CPI Index is not published for November of 1988 “T” shall be the CPI Index for the first preceding month for which a CPI Index is published; and

“U” is 1.00 through December 31 of the first full calendar year in which the amount paid by NEP under this ARTICLE VI B for the monthly quantities of electricity delivered hereunder during the calendar year is less than the total amount that would have been paid by NEP for the monthly quantities of electricity delivered hereunder during the calendar year had the price established under this ARTICLE VI B been equal to Rate X as in effect during the calendar year (the “Crossover Year”); and in each month thereafter “U” shall be the lesser of 1.00 or an amount calculated in accordance with the following formula:

U = .5 + (.5 x K)
       L

Where “K” is the quantity of electricity in kilowatthours delivered during the preceding calendar year; and

“L” is:

(i) Until December 31 of the year in which the “Aggregate Differential” as defined in Article VII B, below, is reduced to zero (0), the average quantity of electricity delivered during the Crossover Year and the prior four full calendar years. If fewer than four full calendar years have elapsed from the Commencement Date of Operation to the beginning of the Crossover Year, “L” shall be determined using the average quantity of electricity delivered for all full calendar years from the Commencement date of Operation to the end of the Crossover Year; and

(ii) Thereafter, the “Total Kwhr Production” for the preceding calendar year specified in Appendix B hereto multiplied by the highest Net Capability of the Facilities determined in any year following the Commencement Date of Operation divided by twelve thousand kilowatts (12,000 kw).

If a CP Index referred to in “S” above has not been published at the time that such information is required for billing, the value of “P” shall remain unchanged until such publication, at which time a retroactive billing adjustment shall be made.

In the event of any future modification of the basis upon which the CPI Index is calculated, “T” shall be adjusted to be on a consistent basis with “S”.

If publication of the CPI Index is discontinued during the term of this Agreement, the parties agree to meet and mutually agree upon an alternative, but substantially equivalent, method of adjusting the value of “R”, above, in determining the price to be paid by NEP under this Paragraph B.

If the CPI Index employed in calculating the price to be paid by NEP during any month is subsequently revised, then such price shall be recalculated using the revised information and the bills and payments for such month shall be retroactively adjusted to reflect such recalculated price.

Notwithstanding the preceding provisions of this ARTICLE VI B, if Seller delivers a quantity of electricity during the On-Peak Period or Off-Peak Period in any month that exceeds an amount equal to the product of (i) one (1) minus the Contract Percentage (if any) (expressed as a decimal) times (ii) twelve thousand kilowatts (12,000 KW) multiplied by the number of On-Peak hours or Off-Peak hours during the month, respectively (the “Maximum Participation Level”), then NEP shall not be required to pay Seller for any quantity of electricity delivered to NEP in excess of the Maximum Participation Level in the respective On-Peak or Off-Peak Period.

C.           Bills for all amounts due under this ARTICLE VI shall be tendered to NEP monthly. A separate bill shall be rendered for electricity delivered to NEP from each of the Facilities. At NEP’s request, each bill shall contain a breakdown of the amount billed expressed in terms of the fuel-related and non-fuel-related cost to NEP of electricity purchased hereunder.. The breakdown shall be presented on both a cents per kilowatthour basis and a total bill basis. The fuel-related cost to NEP shall be deemed to be equal to a percentage of NEP’s avoided fuel cost per kilowatthour to be specified by NEP and the non-fuel-related cost to NEP shall be deemed to equal the balance. In no event shall any such breakdown of the amount billed result in any increase or reduction in the price payable by NEP to Seller under this ARTICLE VI.  If NEP requests such a breakdown, NEP shall provide Seller with its avoided fuel cost calculation for each month on or before the fifth business day of the following month. No such breakdown shall be construed as indicative, of the cost of fuel or any other expenses incurred by Seller in generating electricity for sale to NEP.

Seller may in writing direct that NEP make payment of bills rendered by Seller hereunder to a third party such as a trust agent for disbursement. If all or any part of any bill shall remain unpaid for more than thirty (3) days after NEP’s receipt of such bill, interest at a rate per annum equal to the Prime Rate shall thereafter accrue and be payable to Seller either (i) on such unpaid amount, or (ii) in the event the amount of the bill is disputed, on the unpaid amount finally determined to be due and payable. NEP may dispute all or any part of any bill by mailing to Seller written notice thereof, stating the reason for such dispute, within thirty (30) days of receipt of such bill and by paying to Seller any amount not in dispute. Both parties shall exercise good faith in resolving any such dispute in a timely manner.

ARTICLE VII.	DEFAULT/TERMINATION/SECURITY/COMPLETION SECURITY AND MILESTONES

A.           Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(1)           If, except to the extent permitted under ARTICLE VI C, above, with regard to amounts in dispute, NEP shall fail to make any payment required pursuant to ARTICLE VI, above, and such failure continues for a period of forty-five (45) days after written notice thereof from Seller;

(2)           If (i) Seller shall fail in any material respect to comply with, observe, perform or shall default in any material respect upon any covenant, warranty or obligation under this Agreement and such failure materially adversely affects the NEP Entitlement in the Facilities, Seller’s ability to furnish to NEP the NEP Entitlement in the Facilities or NEP’s ability to take and receive such NEP Entitlement during the term of this Agreement, and (ii) after written notice thereof from NEP, such failure shall continue for a period of forty-five (45) days, or, if such failure cannot reasonably be cured within such forty-five (45) day period, such further period as shall reasonably be required to effect such cure, provided that Seller commences within such forty-five (45) day period to effect such cure and at all times thereafter proceeds diligently to complete such cure as quickly as reasonably possible;

(3)           If (i) there shall be filed by or against Seller a petition initiating proceedings under the Bankruptcy Code and such proceedings shall not be dismissed within forty-five (45) days or (ii) if Seller shall be in default under the terms of any obligation or agreement secured by any lien(s) and/or security interest(s) on or in Seller’s properties and assets at the Facilities (including, without limitation, any leasehold interest in or possessory interest in the Facilities and any licenses or other rights to use, manage and/or occupy the Facilities, as applicable) and the holder of such lien(s) and/or security interest(s) shall give notice of intention to accelerate and thereafter to commence action to foreclose or otherwise realize on the properties and assets of Seller securing such obligation and/or agreement (hereinafter “Default Notice”) and Seller does not cure such default on or before the expiration of any grace period or waiver applicable to such obligation or agreement; provided, however, that any occurrence set forth in this clause (3) shall not constitute an Event of Default if within forty-five (45) days of the initiation of such proceedings or the giving of such Default Notice Seller instructs NEP in writing to reduce each monthly payment otherwise due Seller from NEP under Article VI, above, during the period that such proceedings remain outstanding or such default remains uncured by an amount equal to the amount by which the Aggregate Differential, as defined in ARTICLE VII B, below, would otherwise have increased over the amount determined for the preceding month. If Seller so instructs NEP, and if such proceedings are subsequently terminated or such default is subsequently cured and Seller reaffirms its intention to perform its obligations hereunder and provides adequate assurance of its ability to perform such obligations, then, within thirty (30) days of NEP receipt of written notice from Seller of the termination of such proceedings or the cure of such default, NEP agrees to pay Seller any aggregate amount by which each of NEP monthly payments have been reduced in accordance with this clause (3) plus interest accrued on each such monthly reduction commencing as of the date of such reduction at a rate per annum equal to the Prime Rate in effect on the first business day of each month;

(4)           If Seller fails to make a required monthly deposit into the Escrow Account as provided in ARTICLE VII C, below, or if Seller fails to deposit with NEP the Irrevocable Letter of Credit as provided in ARTICLE VII D, below;

(5)           If Seller grants a security interest in the Escrow Account established in accordance with ARTICLE VII C, below, to any party other than NEP; and

(6)           If, prior to December 31, 1996, the currently permitted landfill site on which the Johnston Facility is located does not receive for disposal municipal and commercial solid waste at an average rate of either (i) at least five hundred (500) tons per day over any consecutive two (2) month period, or (ii) at least one thousand (1000) tons per day over any consecutive twelve (12) month period; provided, however, that any occurrence set forth in this clause (6) shall not constitute an Event of Default if within forty-five (45) days of such occurrence Seller instructs NEP in writing to reduce each monthly payment otherwise due Seller from NEP under ARTICLE VI, above, during the period such default remains uncured by an amount equal to the amount by which the Aggregate Differential, as defined in ARTICLE VII B, below, would otherwise have increased over the amount determined for the preceding month. If Seller so instructs NEP. and such default is subsequently cured or if Seller demonstrates to NEP reasonable satisfaction that the Facilities can be expected to generate a Net Electric Output during the balance of this Agreement at a level equal to the projected “Total kWhr Production” specified in Appendix B hereto over the balance of this Agreement times the highest Net Capability of the Facilities determined in any year following the Commencement Date of Operation divided by twelve thousand kilowatts (12,000 kW), then, within thirty (30) days NEP agrees to pay Seller any aggregate amount by which each of NEP’s monthly payments have been reduced in accordance with this clause (6) plus interest accrued on each such monthly reduction commencing as of the date of such reduction at a rate per annum equal to the Prime Rate in effect on the first business day of each month.

Seller shall notify NEP immediately upon the occurrence of an event described in Clause (3)(i), Clause (3)(ii), Clause (5), or Clause (6), above.

The enumeration of Events of Default hereunder shall not be construed to limit or exclude the right of the parties hereto to seek remedies at law or in equity or damages for the breach of any other term, condition, covenant, warranty or obligation hereunder.

B.           Termination.  If an Event of Default shall occur and be continuing, the non—defaulting party may, by notice in writing, terminate this Agreement as of the date of such notice.

In the event of the termination of this Agreement by NEP pursuant to this ARTICLE VII B, Seller acknowledges and agrees that NEP will suffer direct damages as a result of such termination and that such direct damages are not susceptible of easy determination, but shall in all events be at least equal to the Aggregate Differential, as hereinafter defined, and Seller agrees to pay NEP (as liquidated damages, and not as a penalty) an amount equal to the Aggregate Differential, if any, as of the date of such termination, plus interest thereafter accrued at a rate per annum equal to the Prime Rate.

Notwithstanding any other provision of this Agreement to the contrary, neither the determination of the Aggregate Differential nor seller’s agreement to pay the Aggregate Differential to NEP as liquidated damages shall be construed to limit or affect NEP’s right to assert and prove further direct damages in the event of Seller’s breach of or NEP’s termination of this Agreement, but not direct damages relating to past or future power supply unless Seller breaches ARTICLE V of this Agreement by voluntarily selling or otherwise disposing of its interest in each or any of the Facilities.

For purposes of this Agreement, the term “Aggregate Differential” shall mean an amount determined each month following July 1, 1988 in accordance with the following formula:

A = (B + [[(W x U) — V] x C]] x (1 + F)

Where “A” is the Aggregate Differential for the month;

“B” is the prior month’s Aggregate Differential;

“C is the quantity of electricity delivered hereunder, as determined in accordance with ARTICLE VIII, for the month, expressed in kilowatthours;

“W” is equal to the following amounts per kilowatthour delivered:

1988             $.0380                 1998               $.0677                 2008                 $.0882
1989               .0550                 1999                 .0694                 2009                   .0907
1990               .0562                 2000                 .0712                 2010                   .0934
1991               .0574                 2001                 .0730                 2011                   .0961
1992               .0587                 2002                 .0750                 2012                   .0989
1993               .0601                 2003                 .0770                 2013                   .1019
1994               .0615                 2004                 .0790                 2014                   .1050
1995               .0630                 2005                 .0812                 2015                   .1082
1996               .0645                 2006                 .0834                 2016                   .1115
1997               .0661                 2007                 .0858                 2017                   .1150

“U” is as calculated in Article VI B.

“V” is equal to the following amounts per kilowatthour delivered:

1989               .0371                 1999                 .0972                 2009                   .1389
1990               .0390                 2000                 .1001                 2010                   .1450
1991               .0464                 2001                 .1037                 2011                   .1515
1992               .0512                 2002                 .1075                 2012                   .1585
1993               .0555                 2003                 .1109                 2013                   .1659.
1994               .0598                 2004                 .1147                 2014                   .1738
1995               .0844                 2005                 .1189                 2015                   .1823
1996               .0891                 2006                 .1233                 2016                   .1915
1997               .0917                 2007                 .1279                 2017                   .2015

; and

“F” is .0075

C.           Security.

To secure the payment by Seller to NEP of the Aggregate  Differential, as provided in ARTICLE VII B above, Seller shall establish, on or prior to July 1, 1988, an interest bearing escrow account (the “Escrow Account”) with a banking institution acceptable to NEP (the “Escrow Agent”). The Escrow Account shall be established for the benefit of NEP. Seller hereby grants to NEP a security interest in the Escrow Account to secure such payment.

Subject only to Seller’s approved financing, fuel, operation and maintenance obligations as detailed in Appendix C, attached hereto and incorporated herein by reference, each month following July 1, 1988 Seller shall deposit into the Escrow Account an amount equal to five percent (5%) of the total amount paid by NEP to Seller for electricity delivered to NEP under ARTICLE VI of this Agreement during the preceding month; provided, however, that if Seller exercises its option to enter into an Optional Contract under ARTICLE IV, above, the amount to be so deposited during the term of the Optional Contract shall be increased to seven percent (7%) of the total amount paid by NEP to Seller for electricity delivered to NEP under ARTICLE VI of this Agreement during the preceding month. If Seller has insufficient funds in any month to make such deposit due to Seller’s approved financing, fuel, operation and maintenance obligations, then Seller shall provide NEP with written notice of the basis for Seller’s inability to make its required deposits and Seller shall make up the shortfall, together with interest accrued at a rate per annum equal to the Prime Rate, in the first month(s) in which Seller has sufficient funds to both make its required monthly deposit into the Escrow Account and to make up or to reduce such shortfall. Seller’s obligation to make deposits under this ARTICLE VII C shall continue and interest shall accrue until the Aggregate Differential is less than the amount in the Escrow Account, at which time Seller shall have the right to discontinue making such deposits and Seller may withdraw from, and NEP consents to the withdrawal from, the Escrow Account any amount by which the balance in the Escrow Account exceeds the Aggregate Differential from time to time. Such withdrawals may be made at any time but not more often than monthly. Withdrawals shall be made only by a direction to the Escrow Agent made in writing jointly by Seller and NEP. If a balance exists in the Escrow Account at the expiration or termination of this Agreement, such balance shall be paid to NEP. Notwithstanding the foregoing, Seller may at any time and from time to time withdraw any part or all of the balance of the Escrow Account after providing NEP with one or more irrevocable letters of credit issued by a banking or other financial institution reasonably acceptable to NEP (the “Issuer”), and otherwise in accordance with this paragraph. Such irrevocable letter(s) of credit shall be in a total amount equal to the amount to be withdrawn from the Escrow Account by Seller, plus compound interest on the principal amount to be withdrawn, at the then effective rate of interest on the Escrow Account balance, for the initial term of the letter(s) of credit. The letter(s) shall be payable to, and for deposit in, the Escrow Account on the twentieth banking day before the expiration of such letter(s). An irrevocable letter of credit as described herein shall be presented to NEP for its approval as to form at least ten (10) days prior to the effective date thereof, such approval not to be unreasonably withheld, and shall be made effective prior to the corresponding withdrawal of funds by Seller pursuant to this paragraph.

Any fees charged by the Escrow Agent to maintain the Escrow Account shall be paid directly by Seller and shall not be deducted from the Escrow Account.

D.           Completion Milestones and Security.  NEP is relying on the future availability of the NEP Entitlement in the Facilities to meet the needs of its customers. Seller shall within ten days of the effective date of this Agreement provide NEP with a written development plan that outlines preoperational milestones. The plan shall include, at a minimum, milestone dates for financial closing, permitting (including, without limitation, zoning, air quality, water quality, waste handling), construction start date, and Commencement Date of Operation. Seller shall provide NEP with a quarterly status report on its progress in meeting each of the milestones in its development plan until the Commencement Date of Operation. In addition, Seller shall provide-NEP with immediate written notice of any occurrences of which it is aware that are likely to substantially delay construction start date or the Commencement Date of Operation of the Facilities. Seller shall immediately notify NEP in writing if, and at such time that, it decides to discontinue its efforts to construct the Facilities. If its reason for such decision is the denial of a site or environmental permit required by law for the construction of the Facilities, Seller shall identify for NEP the permit that has been denied and provide NEP with documentation of such denial.

Seller shall, within ten days of the effective date of this Agreement, deposit with NEP an Irrevocable Letter of Credit in the initial amount of $12,000, which amount shall be increased to $120,000 on the earlier to occur of (i) the date on which Seller closes on its financing or lease for the electric generating equipment at the Johnston Facility or (ii) the first anniversary date of the effective date of this Agreement, drawn on a bank or other financial institution reasonably acceptable to NEP (the “Issuer”).  Such Irrevocable Letter of credit shall designate NEP as beneficiary with authority to draw drafts on the Issuer as follows:

Upon Presentation by NEP of a
Signed Statement Over a
Signature Described as
Amount Payable to NEP                                      “Authorized” that:

(i) $12,000
“On or prior to twelve months after the effective date of its power purchase agreement with New England Power Company, Northeast Landfill Power Company notified New England Power Company in writing of its decision to discontinue its efforts to construct the Johnston Facility contemplated in such power purchase agreement.”

Or, alternatively,

“Subsequent to twelve months after the effective date of its power purchase agreement with New England Power Company, Northeast Landfill Power Company notified New England Power Company in writing of its decision to discontinue its efforts to construct the Johnston Facility contemplated in such power purchase agreement due to the denial of a site or environmental permit required by law for construction of such Facility.”

(ii) $120,000
“Subsequent to twelve months following the effective date of its power purchase agreement with New England Power Company, Northeast Lanfill Power Company notified New England Power Company in writing of its decision to discontinue its efforts to construct the Johnston Facility contemplated by such power purchase agreement for reasons other than the denial of a site or environmental permit required by law for construction of such Facilities.”

(iii) $120,000
“As of December 31, 1989, the ‘Commencement Date of Operation’ of the Facilities, as defined in the power purchase agreement between Northeast Landfill Power Company and New England Power Company, has not occurred.”

Seller and NEP agree that the Irrevocable Letter of Credit shall not be exercised except as specified above. If Seller issues a notice in writing to NEP as provided in clause (i) or (ii), above, or following the date specified in clause (iii), above, NEP shall have ninety (90) days within which to draw drafts on the Irrevocable Letter of Credit. IF NEP fails to draw such drafts, it shall be deemed to have waived all rights that are provided it under this ARTICLE VII D.

As soon as reasonably practicable following (i) NEP’s receipt of the payment specified in Clauses (i), (ii), or (iii), above or (ii) the Commencement Date of Operation, the Irrevocable Letter of Credit shall expire, and NEP shall return it to Seller.

Seller acknowledges and agrees that NEP will suffer direct damages as the result of any decision by Seller to discontinue the construction of the Johnston Facility, or the delay beyond December 31, 1989 of the Commencement Date of Operation of the Facilities and that such direct damages shall in all events be at least equal to the amounts specified above as payable to NEP under the Irrevocable Letter of Credit in connection with such event, and Seller agrees that such amounts shall be payable to NEP as provided above as liquidated damages, and not as a penalty.

ARTICLE VIII.   DELIVERY AND MEASUREMENT OF ELECTRICITY

The Net Electric Output generated by each of the Facilities shall be delivered to NEP at points of interconnection between NEP’s System and Seller’s systems in the form of three-phase sixty-hertz alternating current at a voltage determined by mutual agreement of the parties. Momentary voltage fluctuations shall be permitted, provided that they neither disturb service provided by NEP or any affiliate of NEP to its customers nor hinder NEP or any affiliate of NEP in maintaining proper voltage conditions. The location of the interconnection points for each Facility shall be determined prior to the commencement of the Facility’s construction by mutual agreement of the parties.

NEP shall, at Seller’s expense, provide, own, and maintain metering, telemetering and communication equipment at each of the Facilities for measuring and reporting electricity delivered to NEP and the status of switching equipment. Seller shall provide suitable space at each of the Facilities for installation of the metering, telemetering and communication equipment at no cost to NEP The metering equipment shall comply with Good Utility Practice and shall be capable of recording var flow and of segregating electricity delivered during On-Peak Periods arid Off-Peak Periods.

NEP agrees to cause its interconnection and transmission facilities to be operated and maintained in accordance with Good Utility Practice so as to permit the delivery to NEP’s System of each of the Facilities’ Net Electric Output.

Meters shall be read by Seller on the first business day of each month. The quantity of electricity delivered for sale to NEP during the preceding month shall be determined by multiplying such readings by the NEP Entitlement (expressed as a decimal). Daily meter readings and log sheets shall be recorded. If NEP so requests, one (1) copy shall be mailed to NEP each day from each of the Facilities.

All metering equipment associated with the Facilities shall be routinely tested in accordance with Good Utility Practice, at Seller’s expense. Such routine tests shall be conducted not more often than annually. Either party may at any time require an additional test of the metering equipment, provided that the requesting party shall pay the cost of such test. If, at any time, any metering equipment is found to be inaccurate by more than two percent (2%), NEP shall cause such metering equipment to be made accurate or replaced if necessary at Seller’s expense, and meter readings for the period of inaccuracy shall be adjusted so far as the same can be reasonably ascertained, but no adjustment prior to the beginning of the preceding month shall be made by agreement of the parties. The test shall be made in such manner as may be mutually and reasonably agreed upon by the parties. Each party shall comply with any reasonable request of the other concerning the sealing of meters, the presence of a representative of the other party when the seals are broken and the tests are made, and other matters affecting the accuracy of the measurement of electricity delivered from the Facilities. Copies of the test reports shall be made available to both parties. If either party believes that there has been a meter failure or stoppage, it shall immediately notify the other.

ARTICLE IX.   CONSTRUCTION OF INTERCONNECTION FACILITIES

The interconnection facilities associated with each of the Facilities shall be constructed at Seller’s expense. NEP reserves to itself and its affiliates the construction and ownership of all necessary modifications to its system attributable to the interconnection of each of the Facilities. Seller agrees to pay NEP in advance for all costs that NEP reasonably estimates will be incurred in connection with such activities. NEP shall prepare its estimate in good faith and in accordance with Good Utility Practice. Upon completion of construction, NEP shall prepare a breakdown of all costs incurred in connection with such activities and the parties agree to make a final adjustment to correct for any overpayment or underpayment. NEP represents that in making the interconnections, it will use standard equipment customarily employed by NEP for its own system, all in accordance with Good Utility Practice.

Seller shall be responsible for construction of all other interconnection facilities associated with each of the Facilities. As soon as reasonably practicable, Seller shall furnish, for review and approval by NEP, specifications for such facilities, which approval shall not be unreasonably withheld. Responsibility for making the final interconnection between the systems is reserved exclusively to NEP or its affiliates. Prior to making such interconnections with each of the Facilities, NEP shall have the right to require Seller to provide satisfactory documentation that the Facility and the interconnection facilities constructed by Seller comply with all applicable safety and electrical codes. NEP agrees to exercise good faith in undertaking such interconnections in a timely manner.

ARTICLE X.   ACCESS TO FACILITIES

Properly accredited representatives of NEP or an Affiliate of NEP shall at all reasonable times have access to each of the Facilities to make inspections and obtain information required in connection with this Agreement. While at a Facility, such representatives shall observe such reasonable safety precautions as may be required by Seller and shall conduct themselves in a manner that will not interfere with the operation of the Facility.

ARTICLE XI.   NOTICES: REPRESENTATIVES OF THE PARTIES

Any notice, demand or request required or authorized by this Agreement to be given by one party to the other party shall be in writing. It shall either be personally delivered or mailed, by registered or certified mail, postage prepaid, to the representative of the other party designated in this ARTICLE. Any such notice, demand or request so delivered or mailed shall be deemed to be given when so delivered or mailed.

Notices and other communications by Seller to NEP shall be addressed to:

Manager, Alternate Energy Projects
New England Power Service Company
25 Research Drive
Westborough, MA  01582

Notices, payments and other communications by NEP to Seller shall be addressed to:

Northeast Landfill Power Company
672 Jerusalem Road
Cohasset, Massachusetts 02025
Attn:   Gordon L. Dean
                                            President

Either party may change its representative by written notice to the other.

The parties’ representatives designated above shall have full authority to act for their respective principals in all technical matters relating to the performance of this Agreement. However, they shall not have authority to amend, modify, or waive any provision of this Agreement.

ARTICLE XII.	INSURANCE, LIABILITY, INDEMNIFICATION, AND RELATIONSHIP OF PARTIES

A.           Seller shall, at its own expense, acquire and maintain. or cause Seller’s agent to acquire and maintain, throughout the term of this Agreement the following minimum insurance coverages as adjusted for inflation, as long as such coverages or reasonably similar coverages are available on reasonable commercial terms:

(i)	Statutory coverage for Worker’s Compensation, and Basic Employers’ Liability Coverage with a limit no less than $500,000;

(ii)	Comprehensive General Liability Coverage including Operations, Contractual Liability and Broad Form Property Damage Liability, written with limits no less than;

Bodily Injury — $3 million per occurrence

Property Damage — $1 million per occurrence

or $3 million
Combined Single Limit;

(iii)
Comprehensive Automobile Liability Coverage, including all owned, non—owned, and hired vehicles, written with limits no less than:
Bodily Injury -            $1 million per person/
                  $2 million per accident

Property Damage -         $500,000 per occurrence;

(iv)
All Risk Property Coverage and Boiler and Machinery Coverage against damage to each of the Facilities in an amount not less than the full replacement cost of the Facility (to restore the Facility to its condition prior to the casualty loss) and subject to a reasonable deductible.

Such policies shall be endorsed to require that:

(1)	complete copies of each inspection or other report required by or performed for the insurer shall be provided to NEP within thirty (30) days of its completion,

(2)	the coverage afforded shall not be canceled or reduced without at least ninety (90) days prior written notice to NEP, and

(3)	the insurance proceeds shall be applied to repair of the Facility unless Seller and NEP agree otherwise; and

(v)
Business Interruption Insurance as is reasonably available under reasonable commercial terms providing funds to cover all of Seller’s costs to the extent that they would not be eliminated or reduced by the failure of each or any of the Facilities to operate (including but not limited to rent or mortgage payments, interest and principal payments on loans or bonds and salaries and wages) or a period of at least twelve (12) months after a reasonable deductible period.

Minimum insurance coverages required by this Article XII A shall be increased every five years to the nearest $100,000 based on experienced inflation.

The insurance policies specified in Clause (ii) and (iii), above, shall be endorsed naming NEP, its employees, agents, and affiliates as additional insureds with respect to any and all third party bodily injury and/or property damage claims arising from Sellers performance of this Agreement and shall require sixty (60) days written notice to be given to NEP of cancellation and/or material change in any of the policies.

Evidence of insurance for the coverages specified herein shall be provided to NEP prior to the Commencement Date of Operation. During the term of this Agreement, Seller, upon NEP’s reasonable request, shall furnish NEP with certified copies of the insurance policies described in this Article XII A.

The insurance coverages described in Clause (i) through (iii), above, shall be primary to any other coverage available to NEP or to NEP’s affiliates and shall not be deemed to limit Seller’s liability under this Agreement, except to the extent any amounts are paid by such insurance.

B.           Notwithstanding any other provision of this Agreement to the contrary, neither NEP nor Seller, nor their respective officers, directors, shareholders, partners, agents, employees, patent or affiliates, or their respective officers, directors, shareholders, partners, agents or employees shall be liable to the other party or its parent, subsidiaries, affiliates, officers, directors, shareholders, partners, agents, employees, successors or assigns, for claims for incidental, indirect or consequential damages connected with or resulting from performance or non-performance of this Agreement, including, without limitation, claims in the nature of lost revenues, income or profits irrespective of whether such claims are based upon warranty, negligence, strict liability, contract, operation of law or otherwise. Neither shall the parent or affiliates of NEP or Seller, nor their respective officers, directors, shareholders, partners, agents or employees, be liable for claims for direct damages connected with or resulting from performance or non-performance of this Agreement.

C.           Seller agrees to defend, indemnify and save NEP, its officers, directors, shareholders, partners, employees, agents and affiliates and their officers, directors, shareholders. partners, employees and agents harmless from and against any and all claims, suits, actions or causes of action for damage by reason of bodily injury, death or damage to property caused by Seller, its officers, directors, shareholder, partners, employees, agents or affiliates or caused by or sustained on its facilities, except to the extent caused by an act of negligence or willful misconduct by an officer, director, shareholder, partner, agent, employee or affiliate of NEP, its successors or assigns.

D.           NEP agrees to defend, indemnify and save Seller, its officers, directors, shareholders, partners, employees, agents and affiliates and their officers, directors, shareholders, partners, employees and agents harmless from and against any and all claims, suits, actions, or causes of action for damage by reason of bodily injury, death or damage to property caused by NEP, its officers, directors, shareholder, partners, employees, agents or affiliates or caused by or sustained on its facilities, except to the extent caused by an act of negligence or willful misconduct by an officer, director, shareholder, partner, agent, employee or affiliate of Seller, its successors or assigns.

E.           Nothing in this Agreement shall be construed as creating any relationship between the parties other than that of independent contractors for the sale and purchase of electricity generated by the Facilities.

ARTICLE XIII.   ASSIGNMENT

Neither party shall assign, pledge or otherwise transfer this Agreement or any right or obligation under this Agreement without first obtaining the other party’s written consent, which shall not be unreasonably withheld; except that Seller may assign its interests in this Agreement, in whole or in part, to a financial institution in connection with the construction and/or long term financing of the Facilities or modification thereof without NEP’s consent and NEP may assign its rights and obligations to any Affiliate of NEP within the New England Electric System without Seller’s consent.

ARTICLE XIV.   FORCE MAJEURE

A.           The parties shall be excused from performing their respective obligations hereunder and shall not be liable in damages or otherwise, if and only to the extent that they are unable to so perform or are prevented from performing by an event of force majeure, including, without limitation, storm, flood, lightning, draught, earthquake, fire, explosion, equipment failure, civil disturbance, labor dispute, act of God or the public enemy, action of a court or public authority, or any other cause beyond their control, including, without limitation, shutdown of, or limited operation of, facilities due to breakdown or unscheduled repair or maintenance.

No event caused by or resulting from (i) Seller’s or NEP’s failure to operate and maintain their respective facilities in accordance with Good Utility Practice or (ii) the reduction of the landfill gas supply to the Facilities shall be deemed to be an event of force majeure under this ARTICLE XIV.

B.           If either party shall rely on the occurrence of an event or condition described in ARTICLE XIV A. above, as a basis for being excused from performance of its obligations under this Agreement, then the party relying on the event or condition shall (i) provide prompt notice to the other party of the occurrence of the event or condition giving an estimation of its expected duration and the probable impact on the performance of its obligations hereunder, (ii) exercise all reasonable efforts to continue to perform its obligations hereunder, (iii) expeditiously take action to correct or cure the event or condition excusing performance, (iv) exercise all reasonable efforts to mitigate or limit damages to the other party to the extent such action will not adversely affect its own interests, and (v) provide prompt notice to the other party of the cessation of the event or condition giving rise to its excuse from performance.

ARTICLE XV.   WAIVERS

The failure of either party to insist in any one or more instance(s) upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under this Agreement shall not be construed as a general waiver of any such provision or the relinquishment of any such right, but the same shall continue and remain in full force and effect, except with respect to the particular instance or instances.

ARTICLE XVI.   REGULATION

This Agreement and all rights, obligations, and performances of the parties hereunder, are subject to all applicable state and Federal laws, and to all duly promulgated orders and other duly authorized action of any governmental authority having jurisdiction.

ARTICLE XVII.   INTERPRETATION,  DISPUTE  RESOLUTION

The interpretation and performance of this Agreement shall be in accordance with and controlled by the law of The Commonwealth of Massachusetts, the State or Federal Courts in which shall have exclusive original jurisdiction over cases and controversies arising hereunder.

ARTICLE XVIII.   PRIOR AGREEMENT SUPERSEDED

This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all previous agreements, discussions, communications and correspondence with respect to the subject matter hereof.

ARTICLE XIX.   USE OF LANDFILLS

Seller represents and warrants that it will secure exclusive rights to purchase the landfill gas produced at each of the currently permitted landfill sites on which the Facilities will be located prior to the Commencement Date of Operation. Except as provided in Article IV and Article V above, neither Seller, nor its officers, directors, shareholders, partners, agents, employees, parent or affiliate, or their respective officers, directors, shareholders, partners, agents or employees, shall directly or indirectly, sell such landfill gas to others, assign to others or waive its rights to such landfill gas, or use such landfill gas to generate electricity for sale.

ARTICLE XX.   SEVERABILITY

If any provision or provisions of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

ARTICLE XXI.   MODIFICATIONS

No modification to this Agreement shall be binding on either party unless it shall be in writing and signed by both  parties.

ARTICLE XXII.   COUNTERPARTS

This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEW ENGLAND POWER COMPANY

By:	/s/ Joseph Harrington
Title:	Vice President

NORTHEAST LANDFILL POWER COMPANY

By:	/s/ Gordon L. Deane
Title:	President

APPENDIX A

NEP uses a computerized power cost estimation program to establish a relationship between its average and incremental fuel costs. The program computes the probable fuel costs annually, on a forward looking basis. Monthly load duration curves, fuel costs, scheduled unit outages, forced unit outage rates, and unit heat rates are considered in a hypothetical unit dispatch to meet NEP’s annual load on a month-by-month basis. From these data, a relationship between NEP's average and incremental fuel cost is established.

By way of example, a summary of the calculation of NEP’s 1986 annual factors is attached. Three computer runs were made. The first run used NEP’s 1986 estimated load duration curve. The second run was made adding a 100 MW increment of load to all on-peak and off-peak hours. The third run was made subtracting a 100 MW decrement of load from all on-peak and off-peak hours.

The first run provided NEP’s 1986 total fuel cost, which was divided by NEP 1986 energy output to yield its 1986 estimated average fuel cost per MWH. The on-peak incremental fuel cost was determined by dividing the cost of fuel for the sum of the 100 MW increment and the 100 MW decrement of load during the on-peak periods by the energy produced during said periods, to yield NEP’s on-peak incremental fuel cost.  This, in turn, yielded the 1986 on-peak factor. The same procedure, using off-peak components, was used to establish NEP’s 1956 off-peak factor.

Each month the 1986 factors are multiplied by NEP average fuel cost -- as filed with the Federal Energy Regulatory Commission -- to determine NEP’s on-peak and off-peak incremental fuel costs.

APPENDIX A

METHODOLOGY FOR CALCULATING

NEP’s 1986 ANNUAL FACTORS

DOLLARS

Estimate NEP 1986 total fuel cost with . . . .

(1)	…	no additional energy (“T”).

(2)	…	100 MW of load added to all on-peak hours (“Ton + ”) and with
100 MW of load added to all off-peak hours (“Toff + ”).

(3)	…	100 MW of load subtracted from all on-peak hours (“Ton - ”), and with 100 MW of load subtracted from all off-peak hours (“Toff - ”).

ENERGY

Estimate NEP’s 1986 energy production (“E”).

Energy added for on-peak increment/decrement (“Eon”).

Energy added for off-peak increment/decrement (“Eoff”).

$/MWH

1986 Estimated Average Fuel Cost = T = $413,198 x 103 = $21.20/MWH
       E        19,490    GWH

1986 Estimated On-Peak Incremental Cost =
Ton+ - Ton-   = $431,218 – 396,370 = $43.04/MWH
2 Eon                                 2 x 404.8

1986 Estimated Off-Peak Incremental Cost =
Toff+ - Toff-   = $428,321 – 398.9 = $31.17/MWH
2 Eoff                                           2 x 471.2

On-Peak Factor =                  43.04                     =           2.03
21 .20

Off-Peak Factor =                 31.17                      =          1.47
21.20

APPENDIX B

EXHIBIT 1:	PROJECTED OPERATING CAPACITY AND PRODUCTION Worcester, MA, Johnston, RI and Billerica, MA Landfill Gas-to-Energy Projects

Cash Flow Year Calendar Year	1 1987	2 1988	3 1989	4 1999	5 1991	6 1992	7 1993	8 1994	9 1995	10 1996	11 1997	12 1998	13 1999	14 2000	15 2001
WORCESTER
Operating Capacity (in kW)	3,810	3,576	3,357	3,152	2,940	2,700	2,499	2,235	1,960	1,755	1,537	900	900	950	790
kWhr Production (1000 kWhrs)	14,105	20,195	26,469	24,051	23,179	21,916	19,701	17,622	15,453	13,057	12,116	7,726	7,726	7,553	6,271

BILLERICA
Operating Capacity (in kW)	2,940	2,852	2,659	2,497	2,344	1,960	1,960	1,770	1,574	900	900	900	902	759	0
kWhr Production (1000 kWhrs)	7,297	22,331	20,963	19,602	10,482	15,453	15,453	13,957	12,411	7,726	7,726	7,726	7,113	5,902	0

JOHNSTON
Operating Capacity (in kW)	2,800	5,600	5,600	5,600	6,580	7,560	7,560	7,560	8,540	9,520	9,519	10,032	10,174	10,415	10,863
kWhr Production (1000 kWhrs)	5,212	44,150	44,150	44,150	51,077	59,603	59,603	59,603	67,329	75,056	75,051	79,070	80,211	82,114	85,651

TOTALS
Total Operating Capacity	9,550	12,009	11,616	11,249	11,064	12,300	12,019	11,565	12,074	12,255	12,036	11,972	12,056	12,132	11,661
Total kWhr Production (1000 kWhrs)	26,694	94,676	91,582	88,604	95,538	96,972	94,757	91,102	95,195	96,619	94,896	94,543	95,050	95,650	91,932

Cash Flow Year Calendar Year	16 2002	17 2003	18 2004	19 2005	20 2006	21 2007	22 2008	23 2009	24 2010	25 2011	26 2012	27 2013	28 2014	29 2015	30 2016
WORCESTER
Operating Capacity (in kW)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
kWhr Production (1000 kWhrs)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0

BILLERICA
Operating Capacity (in kW)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
kWhr Production (1000 kWhrs)	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0

Johnston
Operating Capacity (in kW)	11,107	11,366	11,400	11,400	11,400	11,366	11,107	10,054	10,607	10,367	9,941	9,733	9,491	9,274	9,063
kWhr Production (1000 kWhrs)	87,564	89,610	90,508	90,500	90,500	89,610	87,364	85,571	83,629	81,735	78,375	76,577	74,824	75,116	71,452

TOTALS
Total Operating Capacity	11,107	11,366	11,400	11,400	11,400	11,366	11,107	10,054	10,607	10,367	9,941	9,733	9,491	9,274	9,063
Total kWhr Production (1000 kWhrs)	87,564	89,610	90,508	90,500	90,500	89,610	87,364	85,571	83,629	81,735	78,375	76,577	74,824	75,116	71,452

APPENDIX C

APPROVED FINANCING, FUEL. & OPERATING EXPENSES
SENIOR TO ESCROW ACCOUNT

The following monthly expenses of Northeast Landfill Power Company shall be senior to the funding of the Escrow Account required under the provisions of Article VII (C).

1.           Financing Costs -- As provided in the loan agreement(s) and/or lease agreement(s) between Seller and project lender(s) and/or lessor(s) and summarized as follows:

(to be completed by Seller and approved by NEP, which approval shall not be unreasonably withheld, prior to Commencement Date of Operation)

2.           Contract Operation & Maintenance Expenses -- As provided in the operation and maintenance agreement(s) between Seller and its contract operator(s) and summarized below:

(to be completed by Seller and approved by NEP, which approval shall not be unreasonably withheld, prior to Commencement Date of Operation)

3.           Fuel Cost/Royalty -- The minimum gas purchase price as provided in the gas sales agreements between Seller and the Northeast Landfill Gas Company plus any rents or royalties due the landfill owner by Seller but not in excess of a monthly limit determined in accordance with the following formula:

ML           = ($10,000  x S)  +  A  +  B  +  C
T

Where “ML” is the monthly limit:

“S” is as defined in ARTICLE VI B of this Agreement;

“T” is as defined in ARTICLE VI B of this Agreement;

“A” is 12.5% of Seller’s revenues under this Agreement derived from electricity produced at the Billerica Facility;

“B” is 17.5% of Seller’s revenues under this Agreement derived from electricity produced at the Worcester Facility; and

“C” is 15% of Seller’s revenues under this Agreement derived from electricity produced at the Johnston Facility.

4.           Insurance & Local Taxes -- The actual cost of insuring the project as required by Project Lenders(s), lessor(s), or this Agreement plus the cost of local excise, property, or other taxes assessed against the project, but not federal income taxes.

In addition, if, under the provisions of ARTICLE VII A (3) or (6), Seller instructs NEP to reduce the monthly payments otherwise due Seller from NEP under ARTICLE VI in order to avoid the occurrence of an Event of Default, then all reasonable expenses incurred by Seller in efforts to cure the circumstances underlying the potential Event of Default or to otherwise provide assurance to NEP of Seller’s ability to perform its obligations under this Agreement shall be senior to the funding of the Escrow Account required under the provisions of ARTICLE VII C.

Amendment to Power Purchase Agreement

This Amendment (‘Amendment”), dated as of December 1, 1989, amends the Agreement dated as of November 6, 1987, between New England Power Company (“NEP”) and Northeast Landfill Power Company (“NLP”), as assigned by NEP to Massachusetts Electric Company (“MEC”) by assignment dated November 18, 1987, as reassigned by MEC to NEP by reassignment dated February 12, 1988, and as assigned by NLP to Northeast Landfill Power Joint Venture, an Illinois partnership (“Seller”) by assignment dated as of March 31, 1989 (the “Power Purchase Agreement”).
Basic Understandings
Seller is about to obtain its financing for construction of the Facility pursuant to a certain Loan Agreement (“Loan Agreement”), dated as of August 2, 1989 by and between State Street Bank and Trust Company (the “Bank”) and Seller. Before financing can be obtained from the Bank, the Power Purchase Agreement needs to be amended to address certain issues that need clarification.
Accordingly, the parties agree to amend the Power Purchase Agreement as follows:
Section 1.               Rights of the Bank Upon Seller’s Default
(a)           The Bank has the right (but not the obligation) to cure any default on behalf of Seller and exercise, to the extent expressly permitted by the Borrower’s Collateral Assignment and Security Agreement (as such terms are defined in the Loan Agreement), any rights of Seller under the Power Purchase Agreement within the cure periods specified in the Power Purchase Agreement.

(b)           NEP will send copies of any default notices under the Power Purchase Agreement to the Bank, at the following address:
State Street Bank and Trust Company
225 Franklin Street
Boston, MA. 02101
Attention: Project Finance Department

(c)           NEP shall incur no liability for inadvertent failure to send default notices to the Bank, but any time limit specified in the Power Purchase Agreement for curing an Event of Default shall not begin to run for the Bank until the Bank receives a copy of the notice.
(d)           NEP will not exercise any of its rights and remedies with respect to default before the expiration of the Bank’s cure period (as specified above).
Section 2                 Assignments by the Bank
If there is an Event of Default under the Loan Agreement, the Bank may (i) exercise Seller’s rights under the Power Purchase Agreement, or (ii) assign or sublease any or all of Seller’s rights, title and interest in, to and under the Power Purchase Agreement to any third party (or parties), as long as such third party:
(a)	assumes all of the obligations of Seller under the Power Purchase Agreement (including any accrued liability in respect of the Aggregate Differential); and
(b)	is at least as experienced and capable of owning and operating (or causing the operation of) the Facility as Seller.

Section 3.        Definition of “Facility”
As of the Commencement Date of Operation, the landfill gas electric generation project at the landfill located in Johnston, Rhode Island will be the only project which will be initially providing electricity to NEP under the Power Purchase Agreement.  Therefore, the Power Purchase Agreement is amended so that the terms “Facilities” and “Facility” shall each mean the landfill gas-fired electric generation project at the landfill located in Johnston, Rhode Island; provided, however, that if and when the proposed landfill gas-fired electric generation project at the landfill located in Worcester, Massachusetts becomes operational, then the term “Facilities” shall mean both the landfill gas-fired electric generation projects located at landfills in Johnston, Rhode Island and Worcester, Massachusetts and the term “Faci1ity” shall mean either of such projects.
Section 4.                        Waiver of Termination Right
NEP waives any right it may otherwise have and agrees not to terminate the Power Purchase Agreement pursuant to the third paragraph of Article III; provided that the “Commencement Date of Operation” occurs before July 1, 1990.

Section 5.                        Substitution of the word “Account”

The first word in the last line of the first paragraph of Article VII C is amended by deleting the word “Agreement” and substituting the word “Account”.
Section 6.                       Changing the “Commencement Date of Operation”

The definition of “Commencement Date of Operation” is amended by deleting the third paragraph of Article II of the Power Purchase Agreement and by substituting therefor the following sentence: “Commencement Date of Operation” shall mean the later to occur of (i) substantial completion of Phase 1 at the Johnston Facility as per Seller’s construction contract for the Johnston Facility, or (ii) the initial date on which Seller generates at least five megawatts (5MW) of electricity at the Johnston Facility continuously for a period of eight (8) consecutive hours.

Section 7.                      Substitution of Appendix C
Appendix C to the Power Purchase Agreement is deleted and a new Appendix C (attached to this Amendment as Exhibit A) is substituted in its place.

Section 8.                      Insurance Proceeds
Pursuant to Article XII A (iv) (3) of the Power Purchase Agreement, the insurance proceeds shall be applied during the term of the Loan Agreement between Seller and the Bank in accordance with Sections 5.9(a)(iii) and 5.9(d) of the Loan Agreement.
Section 9.                      Interconnection Facilities
If NEP does not complete construction of the interconnection facilities associated with Seller’s Facility on or before December 15, 1989, the December 31, 1989 deadline specified for the Commencement Date of Operation in Article VII D., paragraph (iii) on page 20, will be extended by the number of days beyond December 15, 1989 that the interconnection was completed.
The parties have caused their authorized representatives to execute this Amendment on the date(s) set forth below, which Amendment may be signed in counterparts so that each party may retain a signed original. All counterparts will constitute one agreement binding on each of the parties.

NEW ENGLAND POWER COMPANY

By:	/s/ Joseph Harrington

Title:	Vice President

Date:	12/1/89

NORTHEAST LANDFILL POWER JOINT VENTURE

By:	Northeast Landfill Power Company, a general partner

By:	/s/ Gordon L. Deane
Gordon L. Deane

Title:	President

Date:	12/2/89

EXHIBIT A

APPENDIX C

PART I                    Cash Flow Priorities

The Borrower will use its Cash Flow, and will only make payments and distributions to any Person, in accordance with the priority of payments set forth below on a monthly basis:

(a)           first, principal, interest, fees and expenses due to the Bank pursuant to the terms of the Loan Agreement or any of the Collateral Documents (as such term is defined in the Loan Agreement);

(b)           second, senior operating expenses incurred in the ordinary course of business (other than item (c) below) which are due to RISWMC under the Landfill Gas Lease Agreement, the Town under the Taxes Agreement, payments for insurance, legal and accounting fees incurred in the ordinary course of Borrower’s business, and base gas payments due to GASCO under the Sublease Agreement, all in the preceding order;

(c)           third, senior operating expenses incurred in the ordinary course of business which are due to WPI under the Operating Agreement (other than bonus and penalty payments and other subordinated payments);

(d)           fourth, payments required to be made to the Escrow Account under the Power Purchase Agreement (this Escrow Account will be funded separately);

(e)           fifth, payments to Borrower’s debt reserve account and thereafter to Borrower’s maintenance reserve account at the Bank pursuant to Section 5.12 of the Loan Agreement to the extent the debt reserve account has been drawn upon to make the payments described in item (a) or the maintenance reserve account has been drawn upon to make the payments described in items (b) and (c) above;

(f)           sixth, payments for management fees due to NLP and HW Landfill under the Management Agreements;

(g)           seventh, payments for the initial funding of the Borrower’s debt reserve account and thereafter for the initial funding of the Borrower’s maintenance reserve account, with the Bank, each in accordance with Section 5.12 of the Loan Agreement.

(h)           eighth, additional and excess gas payments due to Gasco under the Sublease Agreement;

(i)           ninth, bonus payments or previously subordinated payments due to WPI under the Operating Agreement;

The balance of Cash Flow after payments described in subparagraphs (a) through (i) above is referred to as “Cash Flow Available for Distribution” which shall be used in accordance with Section 5.27 of the Loan Agreement.

PART II                   Special Withdrawals From the Escrow Account

As agreed to by the parties, the Escrow Account will be separately funded by direct payments by NEP of 5% of monthly revenues due to Seller. If, however, after a monthly payment of 5% has been made, it is determined that there were not enough revenues from the remaining 95% of the revenues due to Seller to cover the items described in (a), (b), and (c) of Part I above, NEP and Seller agree to the following:

(i)	Seller shall send a written notice to NEP, stating that there were insufficient revenues to cover the items to be funded in subparagraph (a), (b) and (c) of Part I of this Appendix C (“Shortfall”).

(ii)	With the notice, Seller shall include documentation of how much in additional funds is needed to cover the Shortfall for the month.

(iii)
If Seller’s documentation is accurate, NEP and Seller will send a joint notice to the Escrow Agent, requesting a withdrawal from the Escrow Account equal to (i) the amount needed to cover the Shortfall for the month, or (ii) the total of the month’s 5% payment, whichever amount is less. The Escrow Agent will be directed to make payment of the withdrawal into an account designated by Seller.

The special withdrawals described above only may be made to cover the Shortfall for a particular month. Shortfalls may not be accumulated from month to month in cases where the total of the month’s 5% payment to the Escrow Account does not cover the entire month’s Shortfall.

Part III                      Definitions

For the purpose of this Appendix C, the following terms shall have the following meanings:

“Cash Flow” means for a particular fiscal period of the Borrower, revenues received by the Borrower in the ordinary course of business from its operation of the electrical generation facility at the Johnston landfill and from Gasco pursuant to the terms of the Sublease Agreement (but excluding extraordinary payments contemplated by Section 2.9(a)(i) and (a)(ii) of the Loan Agreement).

“Gasco” means Central Gas Limited Partnership, an Illinois limited partnership, and its successors.

“H-W” means Hayden-Wegman, Inc., a New York corporation, and its successors.

“HW Landfill” means HW Landfill Gas, Inc., a Delaware corporation and its successors.

“Landfill Gas Lease Agreement” means the Landfill Gas Lease Agreement dated May 1, 1987 between RISWMC and H-W, as supplemented by the Supplemental Agreement, dated May 1, 1987, between RISWMC and H-W, as amended by the Amendment to Supplement, dated July 28, 1988, between RISWMC and H-W, as assigned by H-W to the Borrower by Assignment, dated as of March 31, 1989, and as amended by the Amendment dated as of March 31, 1989 between RISWMC and H-W and consented to by RISWMC as of March 31, 1989.

“Management Agreements” means the Management Agreement between the Borrower and NLP and the Management Agreement between the Borrower and H-W Landfill, each to be entered into prior to the initial construction borrowing under the Loan Agreement in the form approved in writing by the Bank, providing for the management of the Borrower.

“Operating Agreement” has the meaning set forth in Section 3.2(1) of the Loan Agreement, or any substitution thereof if approved in writing by the Bank pursuant hereto.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including with limitation a government or political subdivision or an agency or instrumentality thereof.

“RISWMC” means Rhode Island Solid Waste Management corporation, a corporation created by the State of Rhode Island.

“Sublease Agreement” means the Landfill Gas Contract and Sublease Agreement dated as of March 31, 1989 between the Borrower and Gasco pertaining to the Johnston facility.

“Taxes Agreement” means the Agreement dated May 1, 1987 by and among the Town, RISWMC and H-W for Payment in Lieu of Taxes for the landfill gas collection and processing project, as will be assigned to the Borrower by assignment prior to the initial construction borrowing under the Loan Agreement.

“Town” means the Town of Johnston, Rhode Island, a political subdivision of the State of Rhode Island.

“WPI” means Waukesha Pearce Industries, Inc., a Texaco corporation, and its successors.

SECOND AMENDMENT TO POWER PURCHASE AGREEMENT

This Amendment (“Amendment”), dated as of October 31, 1991 amends the Agreement dated as of November 6, 1987, between New England Power Company (“NEP”) and Northeast Landfill Power Company (“NLP”), as assigned by NEP to Massachusetts Electric Company (“MEC”) by assignment dated November 18, 1987, as reassigned by MEC to NEP by reassignment dated February 12, 1988, as assigned by NLP to Northeast Landfill Power Joint Venture, an Illinois partnership (“Seller”), by assignment dated as of March 31, 1989 and as amended by an Amendment to Power Purchase Agreement dated December 1, 1989 (the “Power Purchase Agreement”).

Basic Understandings

Seller is about to obtain its term financing for the Facility pursuant to a certain Note Purchase Agreement (“Note Purchase Agreement”), dated as of October 1, 1991 by and among Northwestern National Life Insurance Company, Northern Life Insurance Company and The North Atlantic Life Insurance Company of America (the “Purchasers”) and Seller. Before financing can be obtained from the Purchasers, the Power Purchase Agreement needs to be amended to address certain issues that need clarification.

Accordingly, the parties agree to amend the Power Purchase Agreement as follows:

Section 1.                Rights of the Purchasers Upon Seller’s Default

(a)           The Purchasers have the right (but not the obligation) to cure any default on behalf of Seller and exercise, to the extent expressly permitted by the Project Agreements Assignment and the Security Agreement (as such terms are defined in the Note Purchase Agreement), any rights of Seller under the Power Purchase Agreement within the cure periods specified in the Power Purchase Agreement.

(b)           NEP will send copies of any default notices under the Power Purchase Agreement to the Purchasers, at the following address:

c/o Washington Square Capital, Inc.
Northstar West, Suite 1500
625 Marquette Avenue South
Minneapolis, Minnesota 55402
Attention: James V. Wittich

(c)           NEP shall incur no liability for inadvertent failure to send default notices to the Purchasers, but any time limit specified in the Power Purchase Agreement for curing an Event of Default shall not begin to run for the Purchasers until the Purchasers receive a copy of the notice.

(d)           NEP will not exercise any of its rights and remedies with respect to default before the expiration of the Purchaser’s cure period (as specified above).

Section 2.                Assignments by the Purchasers

If there is an Event of Default under the Note Purchase Agreement, the Purchasers may (i) exercise Sellers rights under the Power Purchase Agreement, or (ii) assign or sublease any or all of Seller’s rights, title and interest in, to and under the Power Purchase Agreement and the Facilities to any third party (or parties), as long as such third party:

(a)	assumes all of the obligations of Seller under the Power Purchase Agreement (including any accrued liability in respect of the Aggregate Differential); and

(b)	is at least as experienced and capable of owning and operating (or causing the operation of) the Facility as Seller.

Section 3.                Substitution of Appendix C

Appendix C to the Power Purchase Agreement is deleted and a new Appendix C (attached to this Amendment as Exhibit A) is substituted in its place.

Section 4.                Insurance Proceeds

Pursuant to Article XII A (iv)(3) of the Power Purchase Agreement, the parties agree that the insurance proceeds shall be applied during the term of the Note Purchase Agreement between Seller and the Purchasers in accordance with paragraph 9 of the Note Purchase Agreement.

Section 5.                Effect on Prior Amendment

This Amendment supersedes the provisions of Sections 1, 2, 7 and 8 of the Amendment to Power Purchase Agreement dated as of December 1, 1989 (the “Prior Amendment”), which Sections shall be of no further force or effect.  All other provisions of the Prior Amendment shall remain in full force and effect with no other modifications or waiver.

The parties have caused their authorized representatives to execute this Amendment on the date(s) set forth below, which Amendment may be signed in counterparts so that each party may retain a signed original. All counterparts will constitute one agreement binding on each of the parties.

NEW ENGLAND POWER COMPANY

By:	/s/ Joseph Harrington

Title:	Vice President

Date:	October 31, 1991

NORTHEAST LANDFILL POWER JOINT VENTURE, an Illinois general partnership

By:	Northeast Landfill Power
Company, a Massachussetts
corporation and general
partner

By:	/s/ Gordon L. Deane

Title:	President

Date:	October 31, 1991

And by:	Johnston Natural Power Corporation, a Delaware Corporation and general Partner

By:	/s/ Jerry Jones

Title:	President

Date:	October 31, 1991

EXHIBIT A TO SECOND
AMENDMENT TO POWER
PURCHASE AGREEMENT

APPENDIX C

PART I                    Cash Flow Priorities

The Seller will use its Cash Flow, and will only make payments and distributions to any Person, in accordance with the priority of payments set forth below on a monthly basis:

(a)            first, principal, interest, fees and expenses due to the Purchasers pursuant to the terms of the Note Purchase Agreement or any of the Note Documents (as such term is defined in the Note Purchase Agreement);

(b)           second, senior operating expenses incurred in the ordinary course of business (other than item (c) below) which are due to RISWMC under the Landfill Gas Lease Agreement, the Town under the Taxes Agreement, payments for insurance, legal and accounting fees incurred in the ordinary course of Seller’s business, and base gas payments due to GASCO under the Sublease Agreement, all in the preceding order;

(c)            third, senior operating expenses incurred in the ordinary course of business which are due to WPI under the O&M Agreement (other than bonus and penalty payments and other subordinated payments);

(d)            fourth, payments requited to be made to the Escrow Account under the Power Purchase Agreement (this Escrow Account will be funded separately); and

(e)            fifth, the balance of Cash Flow after payments described in subparagraphs (a) through (d) above shall be applied in compliance with the Note Purchase Agreement.

PART II                  Special Withdrawals From the Escrow Account

As agreed to by the parties, the Escrow Account will be separately funded by direct payments by NEP of 5% of monthly revenues due to Seller. If, however, after a monthly payment of 5% has been made, it is determined that there were not enough revenues from the remaining 95% of the revenues due to Seller to cover the items described in (a), (b), and (c) of Part I above, NEP and Seller agree to the following:

(i)	Seller shall send a written notice to NEP, stating that there were insufficient revenues to cover the items to be funded in subparagraph (a), (b) and (c) of Part I of this Appendix C (“Shortfall”).

(ii)	With the notice, Seller shall include documentation of how much in additional funds is need to cover the Shortfall for the month.

(iii)	If Seller’s documentation is accurate, NEP and Seller will send a joint notice to the Escrow Agent, requesting a withdrawal from the Escrow

Account equal to (i) the amount needed to cover the Shortfall for the month, or (ii) the total of the months 5% payment, whichever amount is less. The Escrow Agent will be directed to make payment of the withdrawal into an account designated by Seller.

The special withdrawals described above only may be made to cover the Shortfall for a particular month. Shortfalls may not be accumulated from month to month in cases where the total of the month’s 5% payment to the Escrow Account does not cover the entire month’s Shortfall.

Part III                     Definitions

For the purpose of this Appendix C, the following terms shall have the following meanings:

“Cash Flow” means for a particular fiscal period of the Seller, revenues received by the Seller in the ordinary course of business from its operation of the electrical generation facility at the Johnston landfill and from Gasco pursuant to the terms of the Sublease Agreement.

“Gasco” means Central Gas Limited Partnership, an Illinois limited partnership, and its successors.

“H-W” means Hayden-Wegman, Inc., a New York corporation, and its successors.

“JNPC” means Johnston Natural Power Corporation, a Delaware corporation (f/n/a HW Landfill Gas, Inc.), and its successors.

“Landfill Gas Lease Agreement” means the Landfill Gas Lease Agreement dated May 1, 1987 between RISWMC and H-W, as supplemented by the Supplemental Agreement, dated May 1, 1987, between RISWMC and H-W, as amended by the Amendment to Supplement, dated July 28, 1988, between RISWMC and H-W, as assigned by H-W to the Seller by Assignment, dated as of March 31, 1989, as amended by the Amendment dated as of March 31, 1989 between RISWMC and H-WS and consented to by RISWMC as of March 31, 1989, and as amended by the Amendment dated as of October 31, 1991 between RISWMC and Seller.

“Management Agreements” means the Management Agreement between the Seller and NLPC dated October 31, 1989, and the Management Agreement between the Seller and JNPC dated October 31, 1989, providing for the management of the Borrower.

“NLPC” means Northeast Landfill Power Company, a Massachusetts corporation, and its successors.

“O&M Agreement” has the meaning set forth in the Note Purchase Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including with limitation a government or political subdivision or an agency or instrumentality thereof.

“RISWMC” means Rhode Island Solid Waste Management corporation, a corporation created by the State of Rhode Island.

“Sublease Agreement” means the Landfill Gas Contract and Sublease Agreement dated as of March 31, 1989 between the Seller and Gasco pertaining to the Johnston facility.

“Taxes Agreement” means the Agreement dated May 1, 1987 by and among the Town, RISWMC and H-W for Payment in Lieu of Taxes for the landfill gas collection and processing project, as assigned to the Seller by assignment dated   March 31, 1989 .

“Town” means the Town of Johnston, Rhode Island, a political subdivision of the State of Rhode Island.

“WPI” means Waukesha-Pearce Industries, Inc., a Texas corporation, and its successors.

429 9R